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LONE STAR INDUSTRIES, INC.
SCHEDULE VI - ACCUMULATED DEPRECIATION, DEPLETION AND
AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
(In Thousands)


                                Balance    Charged to                              Balance
                               Beginning    Costs and                 Other (1)      End
Classification                  of Year     Expenses    Retirements    Changes     of Year


1993

Accumulated for:
  Depreciation of buildings
    and equipment               $249,847      $22,166       $1,417      ($2,277)   $268,319
  Depreciation of automobiles
    and trucks                     8,209        3,864          120         (637)     11,316

                                 258,056       26,030        1,537       (2,914)    279,635
  Depletion of mining properti     2,875           88            -            -       2,963
  Amortization of other,
    principally property right     1,701          136            -          310       2,147

                                $262,632      $26,254       $1,537      ($2,604)   $284,745

1992

Accumulated for:
  Depreciation of buildings
    and equipment               $226,743      $24,302         $430        ($768)   $249,847
  Depreciation of automobiles
    and trucks                     6,968        1,610          406           37       8,209

                                 233,711       25,912          836         (731)    258,056
  Depletion of mining properti     2,805           91            -          (21)      2,875
  Amortization of other,
    principally property right     1,600          128            -          (27)      1,701

                                $238,116      $26,131         $836        ($779)   $262,632

1991

Accumulated for:
  Depreciation of buildings
    and equipment               $212,982      $23,735       $3,850      ($6,124)   $226,743
  Depreciation of automobiles
    and trucks                     6,327        1,793          785         (367)      6,968

                                 219,309       25,528        4,635       (6,491)    233,711
  Depletion of mining properti     3,369          127            -         (691)      2,805
  Amortization of other,
    principally property right     1,510           90            -            -       1,600

                                $224,188      $25,745       $4,635      ($7,182)   $238,116


(1) Other changes in 1993 consist primarily of the disposition of a small construction aggregates operation and a cement terminal. Other changes in 1992 consist primarily of a foreign exchange loss related to the translation of the accumulated depreciation balance for the company's Canadian subsidiary. Other changes in 1991 consisted primarily of depreciation related to the disposition of accumulated depreciation resulting from the sale of the capital stock of Compania Uruguaya de Cemento
Portland, partly offset by the reclassification of accumulated depreciation related to assets held for sale.

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